Exhibit 10.3

VALLEY BANK

TWO YEAR CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”) is hereby entered into as November 21, 2006, by and between VALLEY BANK, a commercial bank organized and existing by virtue of the laws of the State of Connecticut (the “Bank”) with its principal place of business at Four Riverside Avenue, Bristol, Connecticut 06011, and ANTHONY M. MATTIOLI(“Executive”). This Agreement will be effective as of the date of consummation of the transaction (the “Effective Date”) contemplated in the Agreement and Plan of Merger by and between New England Bancshares, Inc., New England Bancshares Acquisition, Inc. and First Valley Bancorp, Inc. dated November 21, 2006 (the “Merger”). For purposes of this Agreement, references to the Company shall mean NEW ENGLAND BANCSHARES, INC.

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a Change in Control of the Bank for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Bank (the “Board”) desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a Change in Control and the related rights and obligations of each of the parties.

WHEREAS, Executive acknowledges upon execution of this Agreement and consummation of the Merger, he will not be entitled to any benefits provided under the Change in Control Agreement by and between the Bank and Executive dated October 1, 2004.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1. Term of Agreement.

(a) The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

(b) The term of this Agreement shall be extended for one day each day so that a constant twenty-four (24) calendar month term shall remain in effect, until such time as the Board or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with the terms of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the second anniversary of the date of such written notice.

(c) Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

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2. Change in Control.

(a) Upon the occurrence of a Change in Control (as defined in Section 2(b) of this Agreement) followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following an event constituting “Good Reason.”

“Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

(i)	the assignment to Executive of any duties materially inconsistent with Executive’s position, including any material change in status, title, authority, duties or responsibilities or any other action that results in a material diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Bank reasonably promptly after receipt of notice thereof given by the Executive;

(ii)	a reduction by the Bank of the Executive’s base salary in effect immediately prior to the Change in Control;

(iii)	the relocation of the Executive’s office to a location more than twenty (20) miles from its location as of the date of this Agreement;

(iv)	the taking of any action by the Bank that would materially adversely affect the Executive’s overall compensation and benefits package, unless such changes to the compensation and benefits package are made on a non-discriminatory basis to all employees of the Bank; or

(v)	the failure of the Bank to obtain the assumption in writing of the Bank’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Bank within thirty (30) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Bank.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of the following events:

(i)	Any person shall become the beneficial owner, directly or indirectly, of securities representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company or the Bank (as used in this subparagraph (i)), the term “beneficial ownership” shall have the meaning ascribed to that term from time to time under the rules and regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) (currently codified as 12 C.F.R. Section 335.403 or any similar, successor statute and rules); a “person” shall include any natural person, corporation, partnership, trust, association or any group of persons, whose ownership of the Company’s or the Bank’s securities would be required to be reported collectively pursuant to rules and regulations of the FDIC; and “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, pursuant to the rules and regulations of the FDIC.

(ii)	The Bank or the Company shall be a party to any merger or consolidation with another corporation, association or business entity, which merger or consolidation shall be consummated or shall sell, exchange or transfer all or substantially all of its respective assets to some other person (as “person” is defined in subparagraph (i), above), except in any such case in a transaction in which immediately after such merger or consolidation or such sale, exchange or transfer, the shareholders of the Bank or the Company, in their capacities as such and as a result thereof, shall own at least fifty percent (50%) in voting power of the then outstanding securities of the Bank or the Company or of any surviving corporation or business entity pursuant to any such merger (or of its parent), the consolidated corporation or business entity in any such consolidation or of all the persons or their parents to which such sale, exchange of transfer of assets is made; or

(iii)	During the period of one year, individuals who at the beginning of any such period constitute the Directors of the Bank or the Company shall have ceased for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Bank’s or the Company’s shareholders, of each new director of the Bank or the Company was approved by a vote of at least two-thirds of the Directors of the Bank or the Company (as applicable) then still in office who were Directors of the Bank at the beginning of such period, provided, that a majority is composed of Directors who were Directors before the occurrence of an event which would otherwise constitute a Change in Control (the “Continuing Directors”), together with any Directors whose election was approved by a majority of the Continuing Directors in office at that time, may specifically determine in the good faith exercise of their judgment that such event does not constitute a Change in Control because it is not likely to change the existing management, personnel or management policies of the Bank or the Company.

Notwithstanding the foregoing, a merger or combination of Valley Bank with or into Enfield Federal Savings and Loan Association or any other affiliate of the Company shall not constitute a Change in Control for purposes of this Agreement.

(c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. The term “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 4 hereof through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and any such unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such termination for Cause.

3. Termination Benefits.

(a) If Executive’s employment is voluntarily (in accordance with Section 2(a) of this Agreement) or involuntarily terminated during the term of this Agreement, Executive shall receive:

(i)	a lump sum cash payment equal to 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Such payment shall be made not later than five (5) days following Executive’s termination of employment under this Section 3.

(ii)	Continued benefit coverage under all Bank health and welfare plans which Executive participated in as of the date of the Change in Control (collectively, the “Employee Benefit Plans”) for a period ending upon the earlier of (A) one year after the date of termination of Executive’s employment, or (B) the date the Executive receives full time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those Executive received prior to his termination of employment in connection with the Change in Control and at a cost no greater than it would have been had Executive continued as an employee of the Bank). Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment. Solely for purposes of benefits continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee. To the extent that benefits required under this Section 3(a)(ii) cannot be provided under the terms of any Employee Benefit Plan, the Bank shall enter into alternative arrangements that will provide Executive with comparable benefits.

(b) Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by this Section 3 shall be determined by Executive.

4. Notice of Termination.

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5. Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6. Effect on Prior Agreements.

This Agreement contains the entire understanding between the parties hereto and effective and conditioned upon the occurrence of the Effective Date, supersedes and replaces in its entirety the change in control agreement entered into between the Bank and Executive on October 1, 2004. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank or the Company any obligation to employ or retain Executive in its employ for any period.

7. No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.

8. Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10. Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11. Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut, without regard to principles of conflicts of law of that State.

12. Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Association, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13. Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14. Indemnification.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

15. Successor to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16. Termination of Service in Connection with the Merger or Other Combination of Valley Bank and Enfield Federal Savings and Loan Association.

Notwithstanding the foregoing, if, during the term of this Agreement, there occurs a merger or combination of Valley Bank with or into Enfield Savings and Loan Association or any other affiliate of the Company (a “Transaction”), and, in connection with a Transaction, Executive’s base salary and benefits are decreased below the amount he was receiving prior to the Transaction, Executive shall have the right to voluntarily terminate his employment with Valley Bank within 60 days of the announcement of the Transaction. In the event of a voluntary termination under this Section 16, Executive shall receive a lump sum cash payment equal to 50% of his annual base salary in effect prior to the announcement of a Transaction. Said payment shall be made within five (5) business days of his termination of employment.

SIGNATURES

IN WITNESS WHEREOF, Valley Bank and New England Bancshares, Inc. (as guarantor) have caused this Agreement to be executed by their duly authorized officers and Executive has signed this Agreement, on the      day of                     , 2006.

WITNESS:		VALLEY BANK

By:
For the Entire Board of Directors

WITNESS:		EXECUTIVE

Anthony M. Mattioli

WITNESS:		NEW ENGLAND BANCSHARES, INC.
(as guarantor)

By:
For the Entire Board of Directors